Exhibit 10.1

19 April 2024

DB Capital Partners Healthcare, L.P.

c/o Robert T. Dhamer

DBC I, LLC

1165 Cypress Drive

Brownsville, TX 78520

(the “Purchaser”)

Re: Securities Purchase Agreement

Dear Sirs and Madams:

Reference is made to the securities purchase agreement between Renalytix plc (the “Company”) and the Purchaser dated 5 April 2024 (the “Securities Purchase Agreement”). The Purchaser has notified the Company by serving a Subsequent Tranche Notice on 18 April 2024 of their election to purchase 1,333,334 Ordinary Shares (the “Subsequent Tranche Shares”) for a total subsequent tranche purchase price of $500,000.25 (the “Notice”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Securities Purchase Agreement.

The Company and the Purchaser agreed that the allotment and issue of the Subsequent Tranche Shares shall take place on April 22, 2024. In order to achieve this, the Securities Purchase Agreement will be amended on the terms set out in this letter.

By countersigning this letter agreement, you agree with us that, with effect on and from the date that you countersign this letter agreement, the Securities Purchase Agreement and, as applicable, the Notice shall be amended on the terms set out below:

1.
Notwithstanding anything stated to the contrary in the Securities Purchase Agreement and the Notice, it is agreed between the Company and the Purchaser that:
a.
the Subsequent Tranche Shares shall be allotted and issued on 22 April 2024;
b.
the Subsequent Closing Date shall be 22 April 2024;
c.
the requirement to serve the Subsequent Tranche Notice before 17 April 2024 is waived and the Purchaser shall be considered to have timely delivered the Subsequent Tranche Notice under the Securities Purchase Agreement; and
d.
references to the Subsequent Tranche Notice in the Securities Purchase Agreement shall be construed to refer to the Notice.
2.
For the avoidance of doubt, the Directors, when allotting the Subsequent Tranche Shares, will utilise the authorities and power granted by the shareholders of the Company at the annual general meeting on December 15, 2023 to allot and to disapply the statutory pre-emption rights pursuant to section 551 and 570 of the Companies Act, respectively.

The Securities Purchase Agreement and this letter agreement shall be read together and shall have the same effect as if the Securities Purchase Agreement and this letter agreement were contained in one document. Except as expressly modified by this letter agreement, the terms and obligations of the Securities Purchase Agreement and the Notice remain unchanged and the Securities Purchase Agreement and the Notice shall continue in full force and effect.

This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflicts of law thereunder.

If you are in agreement with the foregoing, please have this letter agreement executed by your authorized representative and return a copy to the undersigned.

Yours sincerely

/s/ James McCullough

James McCullough
Director of Renalytix plc

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Confirmed and agreed to:

For and on behalf of DB Capital Partners Healthcare, L.P. By: /s/ Robert T. Dhamer Name: Robert T. Dhamer Title: Manager